Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Gravity Acquisition Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one right to receive one-third (1/3) of one Class A ordinary share	(1)	457(a)	28,750,000	$10.00	$287,500,000.00	0.0001381	$39,703.75
Fees to be Paid	Equity	Class A ordinary shares included as part of the units	(2)	Other	28,750,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Rights included as part of the units	(3)	Other	28,750,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Class A ordinary shares underlying the rights included as part of the units	(4)	457(a)	9,583,333	10.00	95,833,330.00	0.0001381	13,234.58
Fees to be Paid	Equity	Representative Shares (Class A ordinary shares issuable to the representative of the underwriters)	(5)	457(a)	1,006,250	$10.00	$10,062,500.00	0.0001381	$1,389.63

Total Offering Amounts:							$393,395,830.00		54,327.96
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$54,327.96

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Offering Note(s)

(1)	Includes 3,750,000 units issuable upon exercise of the underwriters’ over-allotment option. Each unit consists of one Class A ordinary share, $0.0001 par value per share, and one right to receive one-third (1/3) of one Class A ordinary share upon the consummation of the registrant’s initial business combination. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.
(2)	Included as part of the units registered hereby. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	Included as part of the units registered hereby. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(4)	Represents the Class A ordinary shares issuable upon conversion of the rights included in the units registered hereby (including the units issuable upon exercise of the underwriters’ over-allotment option), at the rate of one-third (1/3) of one Class A ordinary share per right. No fractional shares will be issued upon conversion of the rights. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, based on the initial public offering price of the units.
(5)	Represents Class A ordinary shares issuable to Maxim Group LLC, the representative of the underwriters, and/or its designees at the closing of this offering for no cash consideration, in an amount equal to 3.5% of the gross proceeds of the offering, assuming full exercise of the underwriters’ over-allotment option. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, based on the initial public offering price of the units.